UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SD

SPECIALIZED DISCLOSURE REPORT
EDWARDS LIFESCIENCES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-15525	36-4316614
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Edwards Way, Irvine, California	92614
(Address of Principal Executive Offices)	(Zip Code)
Scott B. Ullem (949) 250-2500
(Name and telephone number, including area code,
of the person to contact in connection with this report.)
Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended .

Section 1—Conflict Minerals Disclosure
Item 1.01—Conflict Minerals Disclosure and Report
A copy of the conflict minerals report is publicly available on Edwards’ website at www.edwards.com under “About Us—Corporate Compliance—Responsible Supply Chain—Supplier Resources” or at https://www.edwards.com/about-us/responsible-supply-chain.
Item 1.02—Exhibit
A copy of the conflict minerals report is attached hereto as Exhibit 1.01 and incorporated herein by this reference.
Section 2—Resource Extraction Issuer Disclosure
Item 2.01—Resource Extraction Issuer Disclosure and Report
Not applicable.
Section 3—Exhibits
Item 3.01—Exhibits

Exhibit No.	Description

1.01	Conflict Minerals Report as contemplated by Item 1.02 of this Form.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

EDWARDS LIFESCIENCES CORPORATION

May 30, 2025	By:	/s/ SCOTT B. ULLEM
Scott B. Ullem
Corporate Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

1.01	Conflict Minerals Report as contemplated by Item 1.02 of this Form.

3